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News Release
Truist reports fourth quarter 2025 results
Net income available to common shareholders of $1.3 billion, or $1.00 per diluted share	Average loans HFI increased $4.3 billion, or 1.3%	Repurchased $750 million in common shares; Dividend and total payout ratios of 51% and 109%
4Q25 Key Financial Data	4Q25 Performance Highlights(3)

(Dollars in billions, except per share data)	4Q25	3Q25	4Q24	FY2025	FY2024
Summary Income Statement
Net interest income	$3.70	$3.63	$3.59	$14.42	$14.09
Net interest income - TE(1)	3.75	3.68	3.64	14.62	14.30
Noninterest income	1.55	1.56	1.47	5.90	(0.81)
Total revenue	5.25	5.19	5.06	20.32	13.28
Total revenue - TE(1)	5.30	5.24	5.11	20.52	13.49
Noninterest expense	3.17	3.01	3.04	12.08	12.01
Net income available from continuing operations	1.35	1.45	1.29	5.31	(0.05)
Net income from discontinued operations	–	–	(0.01)	–	4.89
Net income	1.35	1.45	1.28	5.31	4.84
Net income available to common shareholders	1.29	1.35	1.22	4.97	4.47
PPNR(1)	2.13	2.22	2.08	8.44	1.48
Key Metrics
Diluted EPS	$1.00	$1.04	$0.91	$3.82	$3.36
BVPS	47.74	46.70	43.90
TBVPS(1)	33.48	32.57	30.01
ROCE	8.5%	9.0%	8.4%	8.4%	8.0%
ROTCE(1)	12.7	13.6	12.9	12.7	13.3
Efficiency ratio - unadjusted	60.4	58.1	60.0	59.4	90.4
Efficiency ratio - adjusted(1)	54.9	55.7	57.7	56.0	56.3
NIM - TE(1)	3.07	3.01	3.07	3.03	3.03
NCO ratio	0.57	0.48	0.59	0.54	0.59
ALLL ratio	1.53	1.54	1.59
CET1 ratio(2)	10.8	11.0	11.5
Average Balances
Assets	$542	$542	$527	$538	$526
Securities	118	119	125	121	124
Loans and leases	327	322	305	318	307
Deposits	396	397	390	396	388
•Net income available to common shareholders was $1.3 billion, or $1.00 per diluted share, and included:
◦An incremental accrual related to executing a settlement agreement in a specific legal matter(4) of $130 million ($99 million after-tax) or $0.08 per diluted share
◦Charges primarily related to severance of $63 million ($48 million after-tax) or $0.04 per diluted share

•Total revenue - TE(1) was up 1.1%
◦Net interest income - TE(1) increased 1.9%; net interest margin - TE(1) was up six basis points
◦Noninterest income was stable

•Noninterest expense was up $156 million, or 5.2%, primarily due to an incremental legal accrual and higher personnel expense, including severance, partially offset by lower regulatory costs

•Average loans and leases HFI were $324.8 billion, up $4.3 billion, or 1.3%, due to continued broad based loan growth
◦End of period loans and leases HFI were $328.6 billion, up $4.9 billion, or 1.5%

•Average deposits were flat
◦End of period deposits were $400.4 billion, up $5.5 billion, or 1.4%

•Asset quality continues to reflect credit discipline
◦Nonperforming loans to total loans HFI were flat
◦Loans 90 days or more past due to total loans HFI were up three basis points
◦ALLL ratio was down one basis point
◦Net charge-off ratio of 57 basis points was up nine basis points, primarily due to higher net charge-offs in the commercial and industrial, other consumer, credit card, and indirect auto portfolios, partially offset by lower net charge-offs in the CRE portfolio

•Capital levels remained strong
◦Repurchased $750 million in common shares, resulting in a dividend and total payout ratio of 51% and 109%, respectively
◦Announced up to $10 billion in share repurchase authorization with no expiration date
◦CET1 ratio(2) was 10.8%
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in Truist’s Fourth Quarter 2025 Quarterly Performance Summary.
(2)Current quarter capital ratios are preliminary.
(3)This section summarizes changes from fourth quarter of 2025 compared to third quarter of 2025 on a continuing operations basis, unless otherwise noted.
(4)For more information, see the Selected Items section in Truist’s Fourth Quarter 2025 Quarterly Performance Summary.

CEO Commentary
“We delivered strong, purpose-driven performance in 2025 by deepening client relationships, enhancing operational efficiency, investing in talented teammates and innovative technology, and increasing capital return to shareholders. Through disciplined risk management and sound governance, we strengthened our foundation and positioned Truist for sustainable growth.

In 2026, we will build on the momentum we have established and focus on enhancing the execution of our top growth initiatives. We have a defined path towards our 2027 15% ROTCE target. Our growth and investment plan and capital return will deliver exceptional value for our clients, teammates, and shareholders.”

— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	investors@truist.com
Media:	Shelley Miller	media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	4Q25	3Q25	4Q24	Link		Like
Interest income	$6,114	$6,286	$6,179	$(172)	(2.7)%	$(65)	(1.1)%
Plus: TE adjustment(1)	49	51	51	(2)	(3.9)	(2)	(3.9)
Interest income - TE(1)	6,163	6,337	6,230	(174)	(2.7)	(67)	(1.1)
Interest expense	2,414	2,657	2,589	(243)	(9.1)	(175)	(6.8)
Net interest income - TE(1)	$3,749	$3,680	$3,641	$69	1.9	$108	3.0

Net interest margin - TE(1)	3.07%	3.01%	3.07%	6 bps		— bps

Average Balances(2)
Total earning assets	$484,597	$486,006	$472,639	$(1,409)	(0.3)%	$11,958	2.5%
Total interest-bearing liabilities	358,724	359,103	341,213	(379)	(0.1)	17,511	5.1

Yields / Rates(1)
Total earning assets	5.05%	5.18%	5.25%	(13) bps		(20) bps
Total interest-bearing liabilities	2.67	2.94	3.02	(27) bps		(35) bps
(1)Amounts are on a taxable-equivalent basis, which represents a non-GAAP measure, utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Represents daily average balances. Unrealized gains and losses on available-for-sale securities are included in nonearning assets. Active hedge basis adjustments for fair value hedges are included in nonearning assets and other liabilities.

Taxable-equivalent net interest income for the fourth quarter of 2025 was up $69 million, or 1.9%, compared to the third quarter of 2025 driven by loan and client deposit growth and fixed rate asset repricing. Net interest margin - TE was 3.07%, up six basis points compared to the third quarter of 2025 driven by loan growth, rate cuts, and lower deposit costs.

•Average earning assets decreased $1.4 billion, or 0.3%, primarily due to declines in average other earning assets (primarily cash at the Federal Reserve) of $4.6 billion, or 12%, and average securities of $1.5 billion, or 1.2%, partially offset by an increase in average total loans of $4.7 billion, or 1.4%.
•The yield on the average total loan portfolio was 5.87%, down 13 basis points. The yield on the average securities portfolio was 3.04%, down 12 basis points.
•Average deposits were flat, average short-term borrowings increased $2.3 billion, or 8.7%, and average long-term debt decreased $2.3 billion, or 5.6%.
•The average cost of total deposits was 1.64%, down 20 basis points. The average cost of short-term borrowings was 4.08%, down 34 basis points. The average cost of long-term debt was 4.91%, down 13 basis points.

Taxable-equivalent net interest income for the fourth quarter of 2025 was up $108 million, or 3.0%, compared to the fourth quarter of 2024. Net interest margin - TE was 3.07%, flat compared to the fourth quarter of 2024.

•Average earning assets increased $12.0 billion, or 2.5%, primarily due to an increase in average total loans of $22.1 billion, or 7.3%, partially offset by a decline in average securities of $7.2 billion, or 5.7%, and average other earning assets (primarily cash at the Federal Reserve) of $3.6 billion, or 9.4%.
•The yield on the average total loan portfolio was 5.87%, down 25 basis points due to the impact of variable rate loans repricing. The yield on the average securities portfolio was 3.04%, down 15 basis points.
•Average deposits increased $6.0 billion, or 1.5%, average short-term borrowings increased $4.1 billion, or 16%, and average long-term debt increased $5.0 billion, or 15%.
•The average cost of total deposits was 1.64%, down 25 basis points. The average cost of short-term borrowings was 4.08%, down 73 basis points. The average cost of long-term debt was 4.91%, down 15 basis points.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	4Q25	3Q25	4Q24	Link		Like
Wealth management income	$365	$374	$345	$(9)	(2.4)%	$20	5.8%
Card and treasury management fees(1)(2)	336	340	334	(4)	(1.2)	2	0.6
Investment banking and trading income	335	323	262	12	3.7	73	27.9
Other deposit revenue(1)(3)	121	125	134	(4)	(3.2)	(13)	(9.7)
Mortgage banking income	119	118	117	1	0.8	2	1.7
Lending related fees	98	103	93	(5)	(4.9)	5	5.4
Securities gains (losses)	—	—	(1)	—	—	1	(100.0)
Other income(4)	172	175	186	(3)	(1.7)	(14)	(7.5)
Total noninterest income	$1,546	$1,558	$1,470	$(12)	(0.8)	$76	5.2
(1)Effective December 31, 2025, Truist reclassified treasury management fees to 'Card and treasury management fees' from 'Other deposit revenue.' Prior period balances have been conformed to current period presentation.
(2)Renamed from 'Card and payment related fees.'
(3)Renamed from 'Service charges on deposits.'
(4)Effective December 31, 2025, Truist reclassified operating lease income into 'Other income.' Prior period balances have been conformed to current period presentation.

Noninterest income was stable compared to the third quarter of 2025 as modest declines in several categories were mostly offset by higher investment banking and trading income.

•Investment banking and trading income increased primarily due to higher merger and acquisition fees, partially offset by lower trading income and capital markets activity.

Noninterest income was up $76 million, or 5.2%, compared to the fourth quarter of 2024 primarily due to higher investment banking and trading income and wealth management income.

•Investment banking and trading income increased primarily due to higher merger and acquisition fees and capital markets activity.
•Wealth management income increased primarily due to higher assets under management.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	4Q25	3Q25	4Q24	Link		Like
Personnel expense(1)	$1,818	$1,748	$1,598	$70	4.0%	$220	13.8%
Professional fees and outside processing(1)	337	346	415	(9)	(2.6)	(78)	(18.8)
Software expense	242	233	232	9	3.9	10	4.3
Net occupancy expense(1)	176	185	188	(9)	(4.9)	(12)	(6.4)
Equipment expense	90	90	112	—	—	(22)	(19.6)
Marketing and customer development	63	79	74	(16)	(20.3)	(11)	(14.9)
Amortization of intangibles	70	72	84	(2)	(2.8)	(14)	(16.7)
Regulatory costs	7	32	56	(25)	(78.1)	(49)	(87.5)
Other expense(1)(2)	367	229	276	138	60.3	91	33.0
Total noninterest expense	$3,170	$3,014	$3,035	$156	5.2	$135	4.4
(1)Effective December 31, 2025, Truist reclassified the underlying activities of restructuring charges, which were previously reported in a separate financial statement caption, to their natural expense categories of 'Personnel', 'Net occupancy', 'Professional fees and outside processing', and 'Other expense.' Prior period balances have been conformed to current period presentation.
(2)Effective December 31, 2025, Truist reclassified operating lease depreciation into 'Other expense.' Prior period balances have been conformed to current period presentation.

Noninterest expense was up $156 million, or 5.2%, compared to the third quarter of 2025 primarily due to higher other expense and higher personnel expense, partially offset by lower regulatory costs.

•Other expense increased primarily due to an incremental accrual related to executing a settlement agreement in a specific legal matter.
•Personnel expense increased primarily due to higher incentives and severance charges.
•Regulatory costs decreased primarily due to an adjustment to the FDIC special assessment.

Noninterest expense was up $135 million, or 4.4%, compared to the fourth quarter of 2024 primarily due to higher personnel expense and other expense, partially offset by lower professional fees and outside processing expense and lower regulatory costs.

•Personnel expense increased primarily due to higher investments in talent in revenue producing businesses as well as the technology and risk infrastructure organizations, incentives, severance charges, and insurance costs.
•Other expense increased primarily due to an incremental accrual related to executing a settlement agreement in a specific legal matter, partially offset by lower other operating losses.
•Professional fees and outside processing expense decreased primarily due to the completion of various projects.
•Regulatory costs decreased primarily due to an adjustment to the FDIC special assessment.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	4Q25	3Q25	4Q24	Link		Like
Provision for income taxes	$210	$285	$265	$(75)	(26.3)%	$(55)	(20.8)%
Effective tax rate	13.4%	16.4%	17.1%	(300) bps		(370) bps

The lower effective tax rate for the fourth quarter of 2025 compared to the third quarter of 2025 is primarily driven by a decrease in pre-tax earnings, an increase in discrete tax benefits and tax credit activity.

The lower effective tax rate for the fourth quarter of 2025 compared to the fourth quarter of 2024 is primarily due to tax credit activity and beneficial permanent differences.

Average Loans and Leases
(Dollars in millions)	4Q25	3Q25	Change	% Change
Commercial:
Commercial and industrial	$163,990	$162,207	$1,783	1.1%
CRE	23,205	21,171	2,034	9.6
Commercial construction	8,015	8,258	(243)	(2.9)
Total commercial	195,210	191,636	3,574	1.9
Consumer:
Residential mortgage	57,100	57,676	(576)	(1.0)
Home equity	9,679	9,588	91	0.9
Indirect auto	25,639	24,964	675	2.7
Other consumer	32,181	31,714	467	1.5
Total consumer	124,599	123,942	657	0.5
Credit card	4,956	4,915	41	0.8
Total loans and leases held for investment	$324,765	$320,493	$4,272	1.3

Average loans and leases HFI were $324.8 billion, an increase of $4.3 billion, or 1.3%, compared to the prior quarter.

•Average commercial loans increased 1.9% due to an increase in the commercial and industrial and CRE portfolios.
•Average consumer loans increased 0.5% due to growth in the indirect auto and other consumer portfolios, partially offset by a decline in the residential mortgage portfolio.

End of period loans and leases HFI were $328.6 billion, up $4.9 billion, or 1.5%, primarily due to increases in the commercial and industrial and CRE portfolios.

Average Deposits
(Dollars in millions)	4Q25	3Q25	Change	% Change
Noninterest-bearing deposits	$105,552	$105,751	$(199)	(0.2)%
Interest checking	112,313	109,244	3,069	2.8
Money market and savings	138,114	136,515	1,599	1.2
Time deposits	40,031	45,090	(5,059)	(11.2)
Total deposits	$396,010	$396,600	$(590)	(0.1)

Average deposits for the fourth quarter of 2025 were $396.0 billion, flat compared to the prior quarter.

Average noninterest-bearing deposits decreased 0.2% compared to the prior quarter and represented 26.7% of total deposits for both the fourth and third quarters of 2025. Average interest checking deposits increased 2.8%. Average money market and savings accounts increased 1.2%. Average time deposits decreased 11.2%.

End of period deposits were $400.4 billion, up $5.5 billion, or 1.4%, primarily due to increases in interest checking deposits and money market and savings, partially offset by declines in time deposits and noninterest bearing deposits.

Capital Ratios
	4Q25	3Q25	2Q25	1Q25	4Q24
Risk-based:	(preliminary)
CET1	10.8%	11.0%	11.0%	11.3%	11.5%
Tier 1	11.9	12.3	12.3	12.7	12.9
Total	13.8	14.2	14.3	14.7	15.0
Leverage	10.0	10.2	10.2	10.3	10.5
Supplementary leverage	8.3	8.5	8.5	8.7	8.8

Capital ratios remained strong compared to the regulatory requirements for well-capitalized banks. Truist’s CET1 ratio was 10.8% as of December 31, 2025, down 20 basis points compared to September 30, 2025 primarily due to capital returned to shareholders and an increase in risk-weighted assets, partially offset by current quarter earnings.

Truist declared common dividends of $0.52 per share during the fourth quarter of 2025 and repurchased $750 million of common stock. The dividend and total payout ratios for the fourth quarter of 2025 were 51% and 109%, respectively.

In December 2025, Truist announced that its Board of Directors authorized the repurchase of up to $10.0 billion of common stock effective immediately with no expiration date, replacing the previous repurchase authority, as part of Truist’s overall capital distribution strategy.

Truist’s average consolidated LCR was 111% for the three months ended December 31, 2025, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	4Q25	3Q25	2Q25	1Q25	4Q24
Total nonperforming assets	$1,633	$1,629	$1,316	$1,618	$1,477
Total loans 90 days or more past due and still accruing	684	584	546	616	587
Total loans 30-89 days past due and still accruing	1,980	1,743	1,811	1,619	1,949
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.48%	0.48%	0.39%	0.48%	0.47%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.60	0.54	0.57	0.52	0.64
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.21	0.18	0.17	0.20	0.19
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.05	0.05	0.04	0.05	0.05
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.53	1.54	1.54	1.58	1.59
Ratio of allowance for loan and lease losses to net charge-offs	2.7x	3.3x	3.1x	2.6x	2.7x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.2x	3.2x	3.9x	3.3x	3.4x
Applicable ratios are annualized.

Nonperforming assets totaled $1.6 billion at December 31, 2025, flat compared to September 30, 2025, as increases in the commercial and industrial, indirect auto, and residential mortgage portfolios were offset by declines in the CRE and LHFS portfolios. Nonperforming loans and leases were 0.48% of loans and leases held for investment at December 31, 2025, flat compared to September 30, 2025.

Loans 90 days or more past due and still accruing totaled $684 million at December 31, 2025, up three basis points as a percentage of loans and leases compared with the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.05% at December 31, 2025, flat compared to September 30, 2025.

Loans 30-89 days past due and still accruing totaled $2.0 billion at December 31, 2025, up $237 million, or six basis points as a percentage of loans and leases, compared to the prior quarter.

The allowance for credit losses was $5.3 billion at December 31, 2025 and included $5.0 billion for the allowance for loan and lease losses and $317 million for the reserve for unfunded commitments. The ALLL ratio at December 31, 2025 was 1.53%, down one basis point compared with September 30, 2025. The ALLL covered nonperforming loans and leases held for investment 3.2x at December 31, 2025, flat compared to September 30, 2025. At December 31, 2025, the ALLL was 2.7x annualized net charge-offs, compared to 3.3x at September 30, 2025.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	4Q25	3Q25	4Q24	Link		Like
Provision for credit losses	$512	$436	$471	$76	17.4%	$41	8.7%
Net charge-offs	470	385	453	85	22.1	17	3.8
Net charge-offs as a percentage of average loans and leases	0.57%	0.48%	0.59%	9 bps		(2) bps
Applicable ratios are annualized.

The provision for credit losses was $512 million for the fourth quarter of 2025, compared to $436 million for the third quarter of 2025.

•The net charge-off ratio for the current quarter was up compared to the third quarter of 2025 primarily driven by higher net charge-offs in the commercial and industrial, other consumer, credit card, and indirect auto portfolios, partially offset by lower net charge-offs in the CRE portfolio.

The provision for credit losses was $512 million for the fourth quarter of 2025, compared to $471 million for the fourth quarter of 2024.

•The increase in the current quarter provision expense primarily reflects a higher allowance build.
•The net charge-off ratio for the current quarter was down compared to the fourth quarter of 2024 primarily driven by higher loan balances that outpaced a slight increase in net-charge offs.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live fourth quarter 2025 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/9aJQk1yk8gm

Dial-in: 1-877-883-0383, passcode 2165525

Additional details: The news release and presentation materials are available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Fourth Quarter 2025 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top-10 commercial bank with total assets of $548 billion as of December 31, 2025. Truist Bank, Member FDIC. Equal Housing Lender. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
FDIC	Federal Deposit Insurance Corporation
GAAP	Accounting principles generally accepted in the United States of America
HFI	Held for investment
LCR	Liquidity Coverage Ratio
Like	Compared to fourth quarter of 2024
Link	Compared to third quarter of 2025
NCO	Net charge-offs
NIM - TE	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
TBVPS	Tangible book value per common share
TE	Taxable-equivalent

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. Truist believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted efficiency ratio and related measures - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains and losses, amortization of intangible assets, restructuring charges, and other selected items. Adjusted revenue and adjusted noninterest expense are related measures used to calculate the adjusted efficiency ratio. Taxable equivalent revenue and taxable equivalent net interest income include a taxable equivalent adjustment utilizing the federal income tax rate of 21% for certain tax-exempt instruments. Adjusted revenue and adjusted noninterest income excludes securities gains and losses, and adjusted revenue includes a taxable equivalent adjustment. Adjusted noninterest expense excludes restructuring charges and other selected items. Truist’s management calculated these measures based on Truist’s continuing operations. Truist’s management uses these measures in their analysis of Truist’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Truist’s management calculated this measure based on Truist’s continuing operations. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures, including ROTCE and TBVPS, are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in this release or Truist’s Fourth Quarter 2025 Quarterly Performance Summary, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This news release, including any information incorporated by reference herein, contains forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, and others. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•evolving political, geopolitical, business, social, economic, and market conditions at local, regional, national, and international levels;
•monetary, fiscal, and trade laws or policies, including tariffs or changes in interest rates;
•the legal, regulatory, and supervisory environment, including changes in financial-services legislation, regulation, policies, or government officials or other personnel;
•our ability to address heightened scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;
•judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial-services industry;
•the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings to which we are or may be subject (either directly or indirectly through our ownership interests in other entities) and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;
•evolving accounting standards and policies;
•the adequacy of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to control lapses or deficiencies in financial reporting, to make appropriate estimates, or to effectively mitigate or manage operational risk;
•any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;
•disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;
•our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client deposits;
•changes in any of our credit ratings;
•our ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss;
•negative market perceptions of our investment portfolio or its value;
•adverse publicity or other reputational harm to us, our service providers, or our senior officers;
•business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;
•our ability to execute on strategic and operational plans, including accelerating growth, improving profitability, investing in talent, technology, and risk infrastructure, maintaining expense, credit, and risk discipline, and returning capital to shareholders;
•changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;
•our ability to successfully make and integrate acquisitions and to effect divestitures;
•our ability to develop, maintain, and market our products or services or to absorb unanticipated costs or liabilities associated with those products or services;
•our ability to innovate, to anticipate the needs of current or future clients, to successfully compete, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;
•our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;
•our ability to appropriately underwrite loans that we originate or purchase and to otherwise manage credit risk;
•our ability to satisfactorily and profitably perform loan servicing and similar obligations;
•the credit, liquidity, or other financial condition of our clients, counterparties, service providers, or competitors;
•our ability to effectively deal with economic, business, or market slowdowns or disruptions;
•the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;
•our ability to keep pace with changes in technology that affect us or our clients, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;
•our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;
•the performance and availability of third-party service providers on whom we rely in delivering products and services to our clients and otherwise in conducting our business and operations;
•our ability to detect, prevent, mitigate, and otherwise manage the risk of fraud or misconduct by internal or external parties;
•our ability to manage and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction;
•natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics;
•widespread outages of operational, communication, and other systems;
•our ability to maintain appropriate corporate responsibility practices, oversight, and disclosures;
•policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation; and
•other assumptions, risks, or uncertainties described in the Risk Factors (Item 1A), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7), or the Notes to the Consolidated Financial Statements (Item 8) in our Annual Report on Form 10-K or described in any of the Company’s subsequent quarterly or current reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.